As filed with the Securities and Exchange Commission on June 7, 2017

Registration No. 333-134790

Registration No. 333-167283

Registration No. 333-204698

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FTI CONSULTING, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	52-1261113
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

555 12th Street NW Washington, DC	20004
(Address of Principal Executive Offices)	(Zip Code)

FTI Consulting, Inc. 2009 Omnibus Incentive Compensation Plan

(f/k/a FTI Consulting, Inc. Deferred Compensation Plan for Key Employees and Non-Employee Directors)

(Full Title of the Plan)

Steven H. Gunby

President and Chief Executive Officer

FTI Consulting, Inc.

555 12th Street NW

Washington, D.C. 20004

(202) 312-9100

(Name and Address, including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

EXPLANATORY NOTE

FTI Consulting, Inc., a Maryland corporation (the “Registrant”), is filing this Post-Effective Amendment with the U.S. Securities and Exchange Commission (the “Commission”) to deregister 931,351 shares of common stock, par value $0.01 per share (“Common Stock”), of the Registrant (adjusted through the date of this filing for stock splits and anti-dilution provisions) available for issuance and not otherwise subject to outstanding awards as of June 7, 2017 (the “Available Shares”) under the FTI Consulting, Inc. 2009 Omnibus Incentive Compensation Plan, as amended and restated effective as of June 3, 2015 (the “2009 Plan”), which were previously registered on the (i) Registration Statement on Form S-8 registering 1,500,000 shares of Common Stock issuable under the FTI Consulting, Inc. Deferred Compensation Plan for Key Employees and Non-Employee Directors (renamed the FTI Consulting, Inc. 2009 Omnibus Incentive Compensation Plan) and previously filed with the Commission on June 6, 2006 (Registration No. 333-134790), (ii) Registration Statement on Form S-8 registering 4,500,000 shares of Common Stock issuable under the 2009 Plan and previously filed with the Commission on June 3, 2010 (Registration No. 333-167283), or (iii) Registration Statement on Form S-8 registering 1,450,000 shares of Common Stock issuable under the 2009 Plan and previously filed with the Commission on June 3, 2015 (Registration No. 333-204698), as the case may be.

The Registrant has since adopted a new equity incentive plan, the FTI Consulting, Inc. 2017 Omnibus Incentive Compensation Plan (the “2017 Plan”). As of June 7, 2017, the date of stockholder approval of the 2017 Plan, no future awards will be made under the 2009 Plan. According to the terms of the 2017 Plan, all of the Available Shares were transferred to and assumed by the 2017 Plan effective June 7, 2017. Contemporaneously with the filing of this Post-Effective Amendment No. 1, the Registrant is filing a Registration Statement on Form S-8 to register an aggregate of up to 5,051,251 shares of Common Stock for offer or sale pursuant to the 2017 Plan, which includes the Available Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on this 7th day of June, 2017.

FTI CONSULTING, INC.

By:	/s/ Steven H. Gunby
Steven H. Gunby
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that Curtis Lu has been appointed the true and lawful attorney-in-fact and agent of the persons identified below, with full power of substitution and resubstitution, for his name, place and stead, in any and all capacities to sign any and all amendments, supplements or post-effective amendments to this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Steven H. Gunby Steven H. Gunby	President and Chief Executive Officer and a Director (Principal Executive Officer)	June 7, 2017

/s/ Ajay Sabherwal Ajay Sabherwal	Chief Financial Officer (Principal Financial Officer)	June 7, 2017

/s/ Catherine M. Freeman Catherine M. Freeman	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	June 7, 2017

/s/ Gerard E. Holthaus Gerard E. Holthaus	Director and Chairman of the Board	June 7, 2017

/s/ Brenda J. Bacon Brenda J. Bacon	Director	June 7, 2017

/s/ Mark S. Bartlett Mark S. Bartlett	Director	June 7, 2017

/s/ Claudio Costamagna Claudio Costamagna	Director	June 7, 2017

SIGNATURE	TITLE	DATE

/s/ Vernon Ellis Vernon Ellis	Director	June 7, 2017

/s/ Nicholas C. Fanandakis Nicholas C. Fanandakis	Director	June 7, 2017

/s/ Laureen E. Seeger Laureen E. Seeger	Director	June 7, 2017

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